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As filed with the Securities and Exchange Commission on July 9, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

QUIXOTE CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	36-2675371
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

One East Wacker Drive
Chicago, Illinois 60601
(312) 467-6755
(Address, including zip code, and telephone number,
including area code, of Registrant's principal executive offices)

Joan R. Riley, Esq.
Vice President, Secretary and General Counsel
Quixote Corporation
One East Wacker Drive
Chicago, Illinois 60601
(312) 467-6755
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:

Anne Hamblin Schiave
Holland & Knight LLC
131 South Dearborn
30th Floor
Chicago, Illinois 60603
Phone: (312) 263-3600
Fax: (312) 578-6666

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, par value $0.01 2/3 per share, and related preferred stock purchase rights(1)	558,534	$25.46	$14,220,275.64	$1,150.42

(1)
This registration statement also relates to rights to purchase shares of the registrant's Series B junior participating preferred stock which are attached to all shares of common stock. Until the occurrence of certain prescribed events, the rights are not exercisable, are evidenced by the certificates representing the common stock and are transferred with and only with the common stock. The value attributable to the rights, if any, is reflected in the value of the common stock and no separate consideration is to be received for the rights.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price per share is based upon the average of the high and low prices per share of the common stock as quoted on the NASDAQ on July 1, 2003.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

RESALE PROSPECTUS

Subject to Completion, Dated July 9, 2003

558,534 Shares

QUIXOTE CORPORATION

Common Stock

        The shares of common stock described in this prospectus are being offered for sale from time to time by the selling stockholders named in this prospectus who acquired the shares in connection with Quixote Corporation's acquisition of the assets of Myers America, Inc. f/k/a U.S. Traffic Corporation and Myers/Nuart Electrical Products, Inc. The selling stockholders will receive all of the proceeds from any sales. Quixote Corporation will not receive any of the proceeds.

        The selling stockholders may sell the shares of common stock at various times and in various types of transactions, including sales in the open market, sales in negotiated transactions and sales by a combination of these methods. Shares may be sold at the market price of the common stock at the time of a sale, at prices relating to the market price over a period of time, or at prices negotiated with the buyers of shares. The securities may be sold through underwriters or dealers which the selling stockholders may select. If underwriters or dealers are used to sell the securities, we will name them and describe their compensation in a prospectus supplement.

        The selling stockholders will pay all brokerage fees and commissions and similar sale-related expenses. Quixote Corporation is paying expenses relating to the registration of the shares with the Securities and Exchange Commission.

        Our common stock is traded on The NASDAQ Stock Market under the symbol "QUIX." On July 7, 2003, the closing price of Quixote common stock was $25.73.

        Investing in these securities involves risks. See "Risk Factors" beginning on page 7 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representations to the contrary is a criminal offense.

        The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer of sale is not permitted.

The date of this prospectus is                    ,                .

        You should rely only on the information contained in this prospectus or any supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

        The information in this prospectus or any supplement may not contain all of the information that may be important to you. You should read the entire prospectus or any supplement, as well as the documents incorporated by reference in the prospectus or any supplement, before making an investment decision.

QUIXOTE CORPORATION

        When used in this prospectus and any prospectus supplement, the terms "Quixote," "we," "our," "us" and the "Company" refer to Quixote Corporation and it subsidiaries. The following summary contains basic information about us. It likely does not contain all the information that is important to you. We encourage you to read this entire prospectus and the documents we have referred you to.

Our Business

        Quixote and its subsidiaries develop, manufacture and market energy-absorbing highway crash cushions, intersection control systems, electronic wireless measuring and sensing devices, weather information systems and forecasting services, fixed and variable message signs, highway advisory radio transmitting system, flexible post delineators and other highway and transportation safety products to protect, direct and inform motorists and highway workers in both domestic and international markets.

        As of June 1, 2003, we employed approximately 1,369 people.

Description of Business

        Our operations are comprised of two reportable segments within the highway and transportation safety industry, concentrating on safety problems and designing products to provide solutions for the highways. These two segments are the manufacture and sale of transportation safety products which "Protect and Direct", and the manufacture and sale of products and services which "Inform", often referred to as Intelligent Transportation Systems (ITS) products. Our Protect and Direct segment provides solutions for improving safety on the roads either by minimizing the severity of crashes that occur or by preventing crashes from occurring by directing or guiding traffic. Our Inform segment provides solutions for improving traffic flow and safety on the roads by providing information. Our products are sold primarily by a single sales force and distribution network to customers in the highway construction and safety business, state departments of transportation, municipalities or other governmental transportation agencies.

Protect and Direct Segment

        Our patented highway crash cushions were first conceived and developed in 1969 in response to the high number of fatalities and serious injuries suffered by occupants of errant vehicles in collisions with roadside hazards, such as bridge abutments, overpass piers, overhead sign supports, lane dividers, traffic islands and toll booths. Since that time, various types of highway crash cushions have been installed in front of thousands of life-threatening roadside hazards. The Federal Highway Administration (FHWA) endorses the installation of highway crash cushions as an effective safety program.

        We develop, manufacture and market lines of patented highway crash cushion systems and other barriers which absorb and dissipate the force of impact in collisions between vehicles and fixed roadside objects or slow moving vehicles. Our crash cushion systems include a crashworthy crossing gate for railroad crossings and other areas which may require a positive deterrent for unauthorized vehicles. The product lines utilize the principles of momentum transfer and kinetic energy to safely decelerate errant vehicles. Energy absorption or energy dissipation is accomplished by using different combinations of water, aluminum, steel, urethane foam systems, cardboard, plastic structures, elastometric cylinders and sand. We also manufacture and sell products that prevent crashes and help control the flow of traffic by directing or guiding. These products consist of a line of flexible sign and guide post systems (delineators) and a glare screen system. The guide posts are extruded from polyethylene and are used to delineate a travel way, channel vehicles or mark the location of an object. The post features a patented, in-ground anchor system that permits inexpensive repair and replacement techniques. The glare screen system, also made from polyethylene, is installed on top of median barriers to eliminate the distraction of lights from oncoming vehicles on roads where the inside lanes are adjacent to the median barrier.

Inform Segment

        In fiscal 1998 we began acquiring companies that manufacture ITS products which provide information to prevent crashes from occurring. These products comprise our Inform segment. Highway Information Systems, Inc. (HIS), acquired in April 1998, manufactures and markets highway advisory radio systems that help control the flow of traffic by informing motorists of accidents and traffic delays. In December 1998, we acquired Nu-Metrics, Inc., a leading innovator and manufacturer of electronic wireless measuring and sensing devices which gather and use information to relieve traffic congestion. In January 2001, we acquired all of the outstanding stock of National Signal, Inc. (NSI). NSI is engaged in the business of designing, manufacturing and distributing variable, electronic message signs, directional displays and warning lights for the transportation industry. Effective August 31, 2001, we acquired Surface Systems, Inc. (SSI). SSI is a manufacturer of patented pavement sensing equipment and specialized road/runway weather stations and also provides both road condition and weather forecasting services for departments of transportation and airports.

        Our expanded highway and transportation safety products within the Inform segment include devices that measure distance and perform repetitive spacing to within one-tenth of an inch per mile and include portable or permanent sensors that record volume, speed, and length classification of vehicles. These sensors also collect, analyze and store traffic and, road surface condition and freezing point data which can be relayed on a real-time basis for monitoring to a transportation department's base computer or control center via telephone, cellular link, fiber optic connection or a wireless link. We also manufacture and market road/runway traffic and weather information systems. Using a tower equipped with weather instruments and special detectors, these systems can detect freezing conditions and provide valuable weather and traffic data to transportation departments or airports in order to dispatch salt trucks or automatically activate anti-icing systems. We are also a leading manufacturer of highway advisory radio (HAR) systems that broadcast traffic information using an AM radio frequency. HAR systems, in conjunction with flashing lights and message signs, advise drivers to tune into a particular AM station to communicate messages about traffic, road conditions and weather with reception up to six miles from the unit. The messages may be pre-recorded or updated on a real-time basis through a cellular or touch-tone phone or local area network. Our products within the Inform segment also include variable message signs and directional displays which provide advance warning and directional information to oncoming drivers to assist in diverting and controlling traffic around areas of potential hazard. These LED signs and displays can be electronic, solar or diesel powered.

        Products within both segments can be further broken down into permanent and construction zone applications and, as such, are sold to those markets. Most of the products for permanent and construction zone applications are approved as acceptable highway hardware according to procedures in the National Cooperative Highway Research Program number 230 or 350 which provide various test levels depending on the application. This approval is gained after a formal submission to the FHWA which makes the products eligible for federal funds for highway projects.

Recent Developments

        On May 21, 2003, our wholly-owned subsidiary acquired the assets of the traffic and transit lighting businesses of Myers America, Inc. f/k/a U.S. Traffic Corporation and its wholly-owned subsidiary, Myers/Nuart Electrical Products, Inc. and assumed certain ordinary course liabilities of the business. The effective date of the transaction was May 16, 2003.

        The purchase price consisted of the 558,534 shares of our common stock included in this prospectus (valued at $10 million at the time of delivery), $20 million in cash, and a $5 million subordinated promissory note. We also agreed to pay the sellers contingent consideration based on a percentage of revenues for sales of certain products between May 1, 2003 and December 31, 2009, up to a maximum of $5,250,000.

        U.S. Traffic Corporation, included in our Inform segment, designs, manufactures and supplies intelligent intersection control systems and other transportation equipment. It offers a broad range of products to control the flow of traffic at intersections, including electronic traffic controllers, in-ground vehicle sensors, traffic conflict monitors, vehicle and pedestrian signals and power backup systems for intersections. The company also manufactures and markets fixed and portable electronic variable message signs, radar speed displays and internally illuminated highway signage.

        We entered into a new credit arrangement with The Northern Trust Company, LaSalle Bank N.A., National City Bank, and the Harris Bank and Trust Company as of May 16, 2003. The credit arrangement includes a revolving line of credit of $50 million and a term loan of $20 million. Borrowings under the term loan portion of the new credit arrangement were used to fund the acquisition of the U.S. Traffic Corporation business described above, and the revolving credit will be used to refinance existing indebtedness and support working capital needs. The credit arrangement is unsecured, but is guaranteed by our significant subsidiaries.

        You should read this information in conjunction with our consolidated financial statements and the notes thereto that are incorporated by reference into this prospectus. For other recent developments, we refer you to our most recent and future filings under the Securities Exchange Act of 1934.

        Our principal executive offices are located at One East Wacker Drive, Suite 3000, Chicago, Illinois 60601, and our telephone number at that address is (312) 467-6755. Our website is located at http://www.quixotecorp.com. Information contained in our website is not a part of this document.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        We make "forward-looking statements" within the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934, as amended, throughout this prospectus, supplements to this prospectus and in the documents we incorporate by reference into this prospectus. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate," "plan" and "continue" or similar words. We have based these statements on our current expectations about future events. Although we believe that our expectations reflected in or suggested by our forward-looking statements are reasonable, our actual results may differ materially from what we currently expect. Important factors which could cause our actual results to differ materially from the forward-looking statements in this prospectus or in the documents that we incorporate by reference into this prospectus include those described under "Risk Factors" and the following:

  •
  material adverse changes in economic conditions in the markets we serve;

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  the integration of our operations with those of businesses or assets we have acquired or may acquire in the future and the failure to realize the expected benefits of such integration;

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  uncertainties related to continued funding levels from federal highway legislation;

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  reductions in transportation safety spending by the states, counties and municipalities in which we conduct our business;

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  uncertainties related to the introduction of our products and services;

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  unfavorable changes in product sales mix;

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  seasonality, along with the extent and timing of the award of large contracts;

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  the cyclical nature of our governmental markets;

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  excess manufacturing capacity;

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  weather conditions;

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  the possible impairment of intangible assets;

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  competition from others in the transportation safety business;

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  acts of war and terrorist activities; and

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  other risks and uncertainties as may be detailed from time to time in our public announcements and Securities and Exchange Commission filings.

        You should carefully read this prospectus, supplements to this prospectus and the documents that we incorporate by reference into this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

RISK FACTORS

        Before you invest in our securities, you should be aware that the occurrence of any of the events described in this Risk Factors section and elsewhere in this prospectus or in a supplement to this prospectus could have a material adverse effect on our business, financial condition and results of operations. You should carefully consider these risk factors and the specific risks set forth under the caption "Risk Factors" in any supplement to this prospectus, together with all of the other information included in this prospectus or in a supplement to this prospectus and in documents we incorporate by reference before you decide to purchase our securities. This prospectus contains forward-looking statements that involve risks and uncertainties.

        Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those detailed in the Company's public filings with the SEC, news releases and other communications, which speak only as of the dates of those filings or communications. There can be no assurance that actual results will not differ materially from the Company's expectations.

A decrease or delay in government funding of transportation safety and highway construction and maintenance may cause our revenues and profits to decrease.

        We depend substantially on federal, state and municipal funding for transportation safety, highway construction and maintenance and other related infrastructure projects. Any decrease or delay in government funding for transportation safety, highway construction and maintenance and other related infrastructure projects could cause our revenues and profits to decrease. Federal government funding for infrastructure projects is usually accomplished through bills, which establish funding over a multi-year period. The most recent spending bill was signed into law in June of 1998 and covers federal spending through September 30, 2003. The next highway funding bill is currently under consideration by the federal government and it is uncertain what the future federal governmental spending levels will be. Once this legislation is signed, funding appropriations may be revised in future congressional sessions and federal funding for infrastructure projects may be decreased in the future. In addition, Congress could pass legislation in future sessions, which would allow for the diversion of highway funds for other national purposes or could restrict funding for infrastructure projects unless states comply with certain federal policies.

Downturns in the general economy or the transportation safety and highway construction industries may adversely affect our revenues and operating results.

        General economic downturns, including downturns in the transportation safety and highway construction industries, could result in a material decrease in our revenues and operating results. In fact, we believe that the economic downturn and political uncertainty during fiscal years 2002 and 2003 have negatively affected our expected revenue growth. Sales of our products are sensitive to domestic, foreign and regional economies in general, and in particular, changes in highway government infrastructure spending. A majority of states and many municipalities are experiencing budget deficits which could delay or decrease funding for transportation safety, highway construction and maintenance and related infrastructure projects. Many of our costs are fixed and cannot be quickly reduced in response to decreased demand.

Sales of our products often are subject to government testing, inspection and approval.

        We frequently supply products and services pursuant to agreements with general contractors who have entered into contracts with federal, state or municipal governmental agencies. In some cases we enter into contracts directly with governmental agencies. At times these contracts require engineered systems which combine our Inform products, sometimes in conjunction with our Protect and Direct products, into complex systems which may themselves be incorporated into other systems. The successful completion of our obligations under these contracts is often subject to satisfactory testing, inspection and approval of such products and services by a representative of the contracting agency. Although we endeavor to satisfy the requirements of each such contract to which we are a party, no assurance can be given that the necessary approval of our products and services will be granted on a timely basis or at all and that we will receive any payments due to us. Any failure to obtain such approval and payment may have a material adverse effect on our business.

Acquisitions that we have made in the past and future acquisitions involve risks that could adversely affect our future financial results.

        We have completed six acquisitions since 1997 and may acquire additional businesses in the future. We may be unable to achieve the benefits expected to be realized from our acquisitions. In addition, we may incur additional costs and our management's attention may be diverted because of unforeseen expenses, difficulties, complications, delays and other risks inherent in acquiring businesses, including the following:

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  we may have difficulty integrating the financial and administrative functions of acquired businesses;

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  acquisitions may divert management's attention from our existing operations;

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  we may have difficulty in competing successfully for available acquisition candidates, completing future acquisitions or accurately estimating the financial effect of any businesses we acquire;

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  we may have delays in realizing the benefits of our strategies for an acquired business;

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  we may not be able to retain key employees necessary to continue the operations of an acquired business;

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  acquisition costs may use cash or increase debt, increasing the risk in our continuing to satisfy our obligations;

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  we may acquire businesses that are less profitable or have lower profit margins than our company's historical profit margins; and

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  acquired companies may have unknown liabilities that could require us to spend significant amounts of additional capital.

If we are unable to protect our proprietary technology from infringement or if our technology infringes technology owned by others, then the demand for our products may decrease or we may be forced to modify our products which could increase our costs.

        We hold numerous patents covering technology and applications related to many of our products and systems, and numerous trademarks and trade names registered with the U.S. Patent and Trademark Office and in foreign countries. Our existing or future patents or trademarks may not adequately protect us against infringements, and pending patent or trademark applications may not result in issued patents or trademarks. Our patents, registered trademarks and patent applications, if any, may not be upheld if challenged, and competitors may develop similar or superior methods or products outside the protection of our patents. This could increase competition for our products and materially decrease our revenues. If our products are deemed to infringe upon the patents or proprietary rights of others, we could be required to modify the design of our products, change the name of our products or obtain a license for the use of some of the technologies used in our products. We may be unable to do any of the foregoing in a timely manner, upon acceptable terms and conditions, or at all, and the failure to do so could cause us to incur additional costs or lose revenues.

Our success depends on key members of our management and other employees.

        Leslie J. Jezuit, our Chairman and President, and Daniel P. Gorey, our Chief Financial Officer, are of significant importance to our business and operations and neither has an employment agreement with us. The loss of their services may adversely affect our business. In addition, our ability to attract and retain qualified engineers, skilled manufacturing personnel and other professionals, either through direct hiring or acquisition of other businesses employing such professionals, will also be an important factor in determining our future success.

Difficulties in managing and expanding in international markets could affect future growth in these markets.

        In fiscal year 2002, international sales represented approximately 9.6% of our total sales and we believe international markets could be an important source of growth. We plan to continue to increase our presence in these markets. In connection with any increase in international sales efforts, we may need to hire, train and retain qualified personnel in countries where language, cultural or regulatory barriers may exist. Moreover, funding and government requirements vary by country with respect to transportation safety. In a number of countries there are no governmental requirements or funding for transportation safety and we must educate officials and demonstrate the need for and benefits of our products. In addition, international revenues are subject to the following risks:

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  although we usually invoice and receive payment in U.S. dollars, fluctuating currency exchange rates could reduce the profitability of foreign sales by affecting the pricing of our products;

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  the burden of complying with a wide variety of foreign laws and regulations, including the requirements for additional testing of our products;

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  dependence on foreign sales agents;

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  political and economic instability of governments; and

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  the imposition of protective legislation such as import or export barriers.

We depend on principal customers.

        No single customer of Quixote represents a significant portion of total revenues. However, approximately 13% of our consolidated revenues resulted from sales to customers in the State of Texas in fiscal 2002. Customers may consist of distributors, contractors, departments of transportation, state agencies, local governments or municipalities. A change in policy in state spending could materially affect our sales in that state. The loss of, or a significant reduction in, orders from these or our other major customers could have a material adverse effect on our financial condition and results of operations.

We are in a competitive marketplace.

        To the extent one or more of our current or future competitors introduce products that better address customer requirements, or are less expensive than our products, our business could be adversely affected. We may not be successful in developing and marketing our existing products or new products or incorporating new technology on a timely basis or at a reduced cost. If we are unable to timely develop and introduce new products, or enhance existing products, in response to changing market conditions or customer requirements or demands, our business and results of operations could be materially and adversely affected.

Our quarterly operating results are likely to fluctuate, which may affect our stock price.

        Our quarterly revenues, expenses and operating results have varied significantly in the past and are likely to vary significantly from quarter to quarter in the future. As a result, our operating results may fall below the expectations of securities analysts and investors in some quarters, which could result in a decrease in the market price of our common stock. The reasons our quarterly results may fluctuate include:

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  seasonality inherent in our transportation safety and highway construction and maintenance business;

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  variations in profit margins attributable to product mix;

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  general competitive and economic conditions;

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  delays in, or uneven timing in the delivery of, customer orders; and

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  the introduction of new products by us or our competitors.

Period to period comparisons of such items should not be relied on as indications of future performance.

We may experience volatility in our stock price that could affect your investment.

        The market price of our common stock may be subject to significant fluctuations in response to various factors, including:

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  the relatively small public float of our stock;

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  quarterly fluctuations in our operating results, as described in the prior risk factor;

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  changes in securities analysts' estimates of our future earnings; and

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  loss of significant customers or significant business developments relating to us or our competitors.

        Our failure to meet analysts' expectations, even if minor, could cause the market price of our common stock to decline. In addition, stock markets have generally experienced a high level of price and volume volatility, and the market prices of equity securities of many companies have experienced wide price fluctuations not necessarily related to the operating performance of such companies. These broad market fluctuations may adversely affect our common stock's market price. In the past, securities class action lawsuits frequently have been instituted against companies following periods of volatility in the market price of such companies' securities. If any such litigation is instigated against us, it could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on our business, results of operations and financial condition.

Certain provisions of Delaware law, our certificate of incorporation and our stockholder rights plan have potential anti-takeover effects.

        Certain provisions of Delaware law and of our Certificate of Incorporation and By-Laws could make more difficult a merger, tender offer, or proxy contest involving us, even if such events could be beneficial to the interests of our stockholders. These provisions include:

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  Section 203 of the Delaware General Corporation Law,

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  the requirement that 60% of the stockholders entitled to vote thereon approve certain transactions, and

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  the existence of "blank check" preferred stock that may be issued by our board of directors without stockholder approval on such terms as the board may determine.

We also have a stockholders rights plan that could have anti-takeover effects. See "Description of Capital Stock".

USE OF PROCEEDS

        All shares of common stock sold pursuant to this prospectus will be sold by the selling stockholders and Quixote will not receive any of the proceeds from such sales.

SELLING STOCKHOLDERS

        The common stock covered by this prospectus consists of 558,534 shares of common stock held by Raymond International, W.L.L. and Basil Vasiliou Investments Trust, that we are required to register for resale under a registration rights agreement entered into at the time of the transaction referred to in the following paragraph.

        Raymond International and the investments trust acquired their share of common stock on May 21, 2003. Myers America, Inc. and Myers/NuArt Electrical Products, Inc. entered into an asset purchase agreement dated May 16, 2003 with Green Light Acquisition Company, a wholly-owned subsidiary of Quixote, for the sale of certain assets of Myers America and Myers/NuArt to Green Light. Myers America and Myers/NuArt received $20 million in cash, a $5 million subordinated promissory note, the 558,534 shares of common stock of Quixote and the right to receive contingent payments from us relating to the sale of certain products as the consideration for the assets sold to Green Light. Myers America and Myers/NuArt distributed the 558,534 shares of common stock to their shareholders, Raymond International and the investments trust. The term "selling stockholder" includes each of the holders listed below and its transferees, pledgees, donees or other successors receiving shares from the holders listed below after the date of this prospectus. Based on information provided to us by the selling stockholders, neither selling stockholder identified below beneficially owns any shares of our common stock other than those listed below, and assuming each sells all its shares, will not beneficially own any shares of Quixote after the offering.

        The number of shares that actually may be sold will be determined by Raymond International and the investments trust. Because Raymond International and the investments trust may sell all, some or none of the shares of common stock which they hold, no estimate can be given of the number of shares of common stock that will be held by Raymond International and the investments trust upon termination of the offering.

        No selling stockholder has, and within the past three years has had, any position, office or other material relationship with Quixote or any of its predecessors or affiliates, except that in connection with our acquisition of certain assets of Myers America, Inc. and Myers/Nuart the selling stockholders or certain of their affiliates:

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  hold a subordinated promissory note of Quixote in the original principal amount of $5 million;

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  have the right to receive contingent payments from us related to the sale of certain products;

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  are parties to a registration rights agreement and an investor standstill agreement with respect to Quixote common stock;

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  are parties to transition and OEM agreements with Quixote; and

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  lease facilities in Santa Fe Springs, California and Tecate, Mexico to us.

        The following table provides information as of June 1, 2003, about Raymond International and the investment trust, including

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  Their beneficial ownership of common stock; and

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  The maximum number of shares of common stock offered.

        The information presented in this "Selling Stockholders" section is based on data furnished to us by Raymond International and the investments trust.

Selling Shareholder	Shares Of Common Stock Owned Beneficially Before Offering (%)		Maximum Number of Shares Offered Under This Prospectus (%)		Shares of Common Stock Owned Beneficially After Offering (%)
Raymond International(1)	474,754(5.8%	)	474,754(5.8%	)	0	(2)
Basil Vasiliou Investments Trust	83,780(1.0%	)	83,780(1.0%	)	0	(2)

(1)
Raymond International address is 95 Park St., London, England W1Y 3 3HA.

(2)
Assumes the sale of all shares offered for sale by this prospectus.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 15,000,000 shares of common stock, $0.01 2/3 par value, and 100,000 shares of preferred stock, no par value per share. The following summary is qualified in its entirety by reference to our certificate of incorporation and bylaws, copies of which are filed as exhibits to our previous filings with the Securities and Exchange Commission and incorporated herein by reference.

Common Stock

        We are authorized to issue 15,000,000 shares of common stock, $0.01 2/3 par value per share. Each holder of our common stock is entitled to one vote for each share held. Except as provided below under "Certain Other Anti-Takeover Matters", stockholders do not have the right to cumulate their votes in elections of directors. Directors are elected if they receive at least sixty percent of all votes of shares entitled to vote.

        Our common stock is listed on The NASDAQ Stock Exchange. Subject to the preferential rights of any holders of any outstanding series of preferred stock, holders of our common stock will be entitled to dividends on a pro rata basis upon declaration of dividends by our board of directors. Dividends are payable only out of unreserved and unrestricted surplus that is legally available for the payment of dividends. Dividends that may be declared on our common stock will be paid in an equal amount to the holder of each share. No pre-emptive rights are conferred upon the holders of such stock and there are no liquidation or conversion rights. There are no redemption or sinking fund provisions and there is no liability to further calls or to assessments by us. Any determination to declare or pay dividends in the future will be at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual or legal restrictions and other factors deemed relevant by our board of directors. Upon our liquidation, holders of our common stock will be entitled to a pro rata distribution of our assets, after payment of all amounts owed to our creditors and the preferential amounts owing with respect to any of our outstanding preferred stock.

Preferred Stock

        The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

        Our certificate of incorporation provides for the issuance of up to 100,000 shares of preferred stock. Our board of directors will have the authority, without further action by the stockholders, to issue up to 100,000 shares of preferred stock in one or more series and to designate the rights, preferences, privileges and restrictions of each such series. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying or preventing a change in control without further action by the stockholders. Subject to the rights of the holders of any series of preferred stock, the number of authorized shares of any series of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by resolution adopted by our board of directors.

        In connection with a previous stockholder rights plan, we authorized 10,000 shares of Series A preferred stock, none of which was issued. At present, 10,000 shares of Series B junior participating preferred stock have been authorized and are reserved for issuance under the rights plan as described below. We have no plans to issue any other shares of preferred stock.

Rights Plan

        Effective June 30, 1998, our board of directors adopted a stockholder rights plan. To implement the rights plan, our board of directors declared a dividend distribution of one right for each outstanding share of common stock, to shareholders of record at the close of business on July 14, 1998, and for each share of common stock issued between July 14, 1998 and the distribution date. When exercisable, each right will entitle the registered holder to purchase from us a unit consisting of one one-thousandth of a share of Series B junior participating preferred stock, no par value per share, at a purchase price of $40.00, subject to adjustment. The description and terms of the rights are set forth in a rights agreement between us and EquiServe Trust Company, N.A. as rights agent, dated as of July 24, 1998, a copy of which is attached as Exhibit 1 to our Form 8-A Registration Statement, File No. 001-08123, filed with the Securities and Exchange Commission on July 23, 1998. This summary description does not purport to be complete and is qualified in its entirety by reference to the rights agreement.

        Common Stock Certificates Representing Right.    Initially, the rights will be evidenced by Quixote common stock certificates representing shares then outstanding, and no separate certificates for the rights will be distributed. The rights will be exercisable and transferable apart from our common stock and a distribution date will occur upon the earliest of (1) 10 days following the stock acquisition date, which is a public announcement that a person or group of affiliated or associated persons (an acquiring person) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our outstanding common stock and (2) 10 business days following the commencement of a tender offer or exchange offer that would result in the beneficial ownership by a person or group of 20% or more of our outstanding common stock.

        Until the distribution date, (1) the rights will be evidenced by Quixote common stock certificates and will be transferred with and only with such common stock certificates, (2) new common stock certificates issued after July 14, 1998 will contain a notation incorporating the rights agreement by reference, and (3) the surrender for transfer of any certificates for common stock outstanding will also constitute the transfer of the rights associated with the common stock represented by such certificate.

        Issuance of Rights Certificates.    As soon as practicable following the distribution date, separate certificates representing only rights shall be mailed to the holders of record of our common stock as of the close of business on the distribution date, and such separate rights certificates alone shall represent such rights from and after the distribution date. Except as otherwise determined by our board of directors, only shares of our common stock issued before the distribution date will be issued with rights.

        Expiration of Rights.    The rights are not exercisable until the distribution date and will expire at the close of business on July 24, 2008, unless earlier redeemed or exchanged by us as described below.

        Exercise of Rights.    If any person becomes the beneficial owner of 15% or more of the then-outstanding shares of our common stock (except pursuant to an offer for all outstanding shares of our common stock determined by our board of directors who are not officers of Quixote and who are not representatives, nominees, affiliates or associates of an acquiring person or adverse person to be fair to and otherwise in the best interests of us and our shareholders), or our board of directors declares any individual or entity (alone or together with its affiliates and associates as defined in Rule 12b-2 of the Securities and Exchange Act of 1934, as amended) owning at least 10% of the then-outstanding shares of our common stock to be an adverse person (as defined in the rights agreement), each holder of a right will thereafter have the right to receive, upon exercise thereof, the number of shares of our common stock (or, in certain circumstances, cash, property, or other securities of Quixote or a reduction in the purchase price) having a value equal to two times the exercise price of the right. Notwithstanding any of the foregoing, following the occurrence of either event described above, all rights that are, or (under certain circumstances specified in the rights agreement) were, beneficially owned by any acquiring person will be void. The rights are not, however, exercisable following the occurrence of the event set forth above until such time as the rights are no longer redeemable by us, as described below. Further, rights generally are exercisable only after the effectiveness of a registration statement covering the underlying shares of our common stock under the Securities Act of 1933, as amended.

        For example, at an exercise price of $40.00, each right not owned by an acquiring person or an adverse person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $80.00 worth of common stock (or other consideration, as noted above) for $40.00. Assuming that the common stock had a per-share market value of $20.00 at such time, the holder of each valid right would be entitled to purchase four shares of our common stock at $40.00.

        If at any time following the stock acquisition date or the date on which an individual or entity is declared an adverse person pursuant to the rights agreement, (1) we are acquired in a merger or other business combination transaction in which we are not the surviving corporation (other than pursuant to a qualified offer as described above), or (2) more than 50% of our assets or earning power is sold or transferred (each of such events is referred to as a "Section 13 Event"), then each holder of a right (except rights that have been previously voided, as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the right. If the rights cannot be exercised for common stock of the acquiring company as set forth above, rights holders will be entitled to put the rights to the acquiring company for cash equal to the exercise price of the rights (i.e., at a 50% discount). The events described in this paragraph and in the second preceding paragraph are referred to as the triggering events.

        Adjustments to Prevent Dilution.    The purchase price payable, and the number of units of preferred stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution (1) in the event of a stock dividend on, or a subdivision, combination, or reclassification of, the preferred stock, (2) if holders of the preferred stock are granted certain rights or warrants to subscribe for preferred stock or convertible securities at less than the current market price of the preferred stock, or (3) upon the distribution to holders of the preferred stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

        With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments amount to at least 1% of the purchase price. No fractional units of preferred stock will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the preferred stock on the last trading date before the date of exercise.

        Redemption of Rights.    At any time until 10 days following the stock acquisition date (or such later date as our board of directors may determine), we may redeem the rights in whole, but not in part, at a price of $.01 per right, payable in cash, or shares of common stock or other consideration deemed appropriate by our board of directors. Immediately upon the action of our board of directors ordering redemption of the rights, the rights will terminate and the only right of the holders of rights will be to receive the $.01 redemption price.

        No Stockholder Rights Before Exercise.    Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of Quixote, including the right to vote or to receive dividends. While the distribution of the rights will not be taxable to stockholders or to us, stockholders may, depending upon the circumstances, recognize taxable income if the rights become exercisable for common stock (or other consideration) or for common stock of an acquiring company as set forth above.

        Amendment of Rights Agreement.    Any of the provisions of the rights agreement may be amended by our board of directors before the distribution date. After the distribution date, the provisions of the rights agreement may be amended by our board of directors to cure any ambiguity, to correct inaccuracies and inconsistencies, to make changes that do not adversely affect the interests of holders of rights (excluding the interests of any acquiring person or an adverse person or any of their affiliates or associates), or to shorten or lengthen any time period under the rights agreement; however, no amendment to adjust the time period governing redemption shall be made at such time as the rights are not redeemable.

        Anti-takeover Effects.    The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire Quixote in a manner which causes the rights to become discount rights unless the offer is conditional on a substantial number of rights being acquired. The rights, however, should not affect any prospective offeror willing to make an offer at a fair price and otherwise in the best interests of Quixote and its stockholders as determined by a majority of the directors who are not affiliated with the person making the offer, or willing to negotiate with the board of directors. The rights should not interfere with any merger or other business combination approved by the board of directors since the board of directors may, at its option, at any time until ten business days following the stock acquisition date redeem all but not less than all the then outstanding rights at the redemption price.

Certificate of Incorporation Provisions Requiring Supermajority Approval of Certain Actions

        Our certificate of incorporation provides that holders of at least sixty percent (60%) of our issued and outstanding shares must agree to:

  •
  Amend our Certificate of Incorporation;

  •
  adopt or approve any agreement or plan of merger or consolidation or any transaction including a merger of consolidation of Quixote;

  •
  elect directors;

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  transfer all or substantially all of our property and assets; and

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  adopt or approve a plan of liquidation or dissolution.

Limitation of Liability and Indemnification Matters

        Our certificate of incorporation provides that a director of Quixote will not be liable to Quixote or its stockholders for monetary damages for breach of fiduciary duty as a director, except in certain cases where liability is mandated by the Delaware General Corporation Law. Our by-laws provide for indemnification, to the fullest extent permitted by law, of any person made or threatened to be made a party to any action, suit or proceeding by reason of the fact that such person is or was a director or officer of Quixote, or is or was a director of a subsidiary of Quixote, or, at the request of Quixote, serves or served as a director or officer of or in any other capacity for, or in relation to, any other enterprise, against all expenses, liabilities, losses and claims actually incurred or suffered by such person in connection with the action, suit or proceeding. Our by-laws also provide that, to the extent authorized from time to time by our board of directors, Quixote may provide to any one or more employees and other agents of Quixote or any subsidiary or other enterprise, rights of indemnification and to receive payment or reimbursement of expenses, including attorneys' fees, that are similar to the rights conferred by the by-laws on directors and officers of Quixote or any subsidiary or other enterprise.

Section 203 of the Delaware General Corporation Law

        We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or a transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" under Section 203 is a person who, together with affiliates and associates, owns (or, in certain cases, within three years prior, did own) 15% or more of the corporation's outstanding voting stock. Under Section 203, a business combination between Quixote and a Section 203 interested stockholder is prohibited unless it satisfies one of the following conditions:

  •
  prior to the time the stockholder became a Section 203 interested stockholder, our board of directors must have previously approved either the business combination or the transaction that resulted in the stockholder becoming a Section 203 interested stockholder;

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  on consummation of the transaction that resulted in the stockholder becoming a Section 203 interested stockholder, the Section 203 interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced (excluding, for purposes of determining the number of shares outstanding, shares owned by persons who are directors and officers); or

  •
  the business combination is approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the Section 203 interested stockholder.

Certain Other Anti-Takeover Matters

        Business Combination and Limitations in our Certificate of Incorporation.    In addition to the requirements of Section 203 described above, our certificate of incorporation requires the affirmative vote of the holders of at least 60% of our outstanding voting stock not owned by an interested stockholder (as defined below), for the approval of certain business combinations and certain other transactions with an interested stockholder unless certain minimum price and procedural requirements are met and for the amendment or repeal of these provisions. An "interested stockholder" is defined by our certificate of incorporation as any person or entity that either (i) beneficially owns 5% or more of our outstanding voting stock, (ii) is an affiliate of Quixote and, at any time within the two years prior to the date the determination is made, was the beneficial owner of 5% or more of our voting stock or (iii) is the assignee of, or otherwise succeeds to, shares beneficially owned by an interested stockholder during the two years prior to the date the determination is made (other than as a result of a public offering under the Securities Act of 1933). This super-majority approval would not be required if (1) the business combination has been approved by a majority of disinterested directors (being those directors who are not affiliated with the interested stockholder and who were directors prior to the time the interested stockholder became an interested stockholder) or (2) all following conditions are satisfied: (a) the cash or fair market value of the consideration to be received per share by holders of the common stock is not less than the higher of (i) the highest price paid for any common stock by any person who is an interested stockholder during the two years prior to the announcement of the proposed business combination or in the transaction in which such person became an interested stockholder (whichever is higher) or (ii) the price of our common stock on the announcement date or the date on which the interested stockholder became an interested stockholder (whichever is higher); (b) the consideration to be received by holders of a particular class of outstanding voting stock shall be in cash or in the same form as the interested stockholder has previously paid for shares of such class of voting stock; (c) after becoming an interested stockholder and prior to consummation of such business combination, (i) there has been no reduction in dividends, or an effective reduction in the number of common shares outstanding, unless approved by the board, (ii) such interested stockholder shall not have become the beneficial owner of any additional shares of common stock except as part of the transaction which resulted in such stockholder becoming an interested stockholder and (iii) the interested stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans or other financial assistance provided by us, or made any major change in our equity capital structure; and (d) if such proposal otherwise requires stockholder approval, a proxy statement responsive to the requirements of the Securities Exchange Act of 1934, whether or not we are subject to such requirements, shall be mailed to our stockholders for the purpose of soliciting stockholder approval of such business combination.

        Cumulative Voting Triggered by 60% Stockholder.    The certificate of incorporation also provides that in any election of directors on or after the date on which any person becomes the beneficial holder of 60% of our outstanding voting stock, and until such time as no 60% stockholder any longer exists:

  •
  there shall be cumulative voting for the election of directors so that any holder of shares of voting stock entitled to vote in such election may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which stockholder's shares are entitled, or distribute such stockholder's votes on the same principle among as many candidates as such stockholder sees fit; and

  •
  any person who is the beneficial owner of shares of voting stock with a market price of $100,000 or more shall have the right to nominate one or more candidates for election to the board of directors and such candidates shall be entitled to include in any proxy statement or other communication with respect to such election to be sent to the holders of shares of voting stock during such period, at our expense, descriptions and other statements of such candidates which shall receive equal space, coverage and treatment as is received by candidates nominated by the board of directors or our management.

        Our certificate of incorporation and by-laws include a number of other provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include:

        Classified Board of Directors.    Our certificate of incorporation provides for a board of directors that consists of three to nine members divided into three classes, with one class to be elected each year to serve for a three-year term. As a result, at least two annual meetings of stockholders may be required for the stockholders to change a majority of our board of directors. In addition, the stockholders can only remove directors by the affirmative vote of the holders of not less than 75% of the outstanding shares of our capital stock entitled to vote in the election of directors. Vacancies on our board of directors may be filled only by our board of directors. The classification of directors and the inability of stockholders to remove directors without a supermajority vote and to fill vacancies on the board of directors will make it more difficult to change the composition of our board of directors, but will promote a continuity of existing management.

        No Written Consent of Stockholders; Limitations on Call of Special Meetings.    Our certificate of incorporation requires all stockholder actions to be taken by a vote of the stockholders at an annual or special meeting, and does not permit our stockholders to act by written consent, without a meeting. Our bylaws provide that only our chairman, our president or a majority of our board may call a special stockholders' meeting.

        Supermajority Approval of Amendment of Charter.    Our certificate of incorporation requires the approval of not less than 65% of our outstanding voting stock to amend the provisions of the certificate of incorporation which provide for a classified board, limit stockholder actions by consent or by the calling of a special meeting of stockholders and business combinations with an interested shareholder. Those provisions will make it more difficult to dilute the anti-takeover effects of our certificate of incorporation.

        Blank Check Preferred Stock.    Our certificate of incorporation provides for 100,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable the board of directors to render more difficult or to discourage an attempt to obtain control of Quixote by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal is not in the best interests of Quixote, the board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquiror or insurgent stockholder or stockholder group. In this regard, the certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock and nonvoting common stock. The issuance may also adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deterring or preventing a change in control of Quixote. The board of directors currently does not intend to seek stockholder approval prior to any issuance of shares of preferred stock, unless otherwise required by law.

Listing

        Our common stock is listed on The Nasdaq Stock Market.

Transfer Agent

        The transfer agent for our common stock is EquiServe Trust Company, N.A.

PLAN OF DISTRIBUTION

        The sale of the shares offered by this prospectus may be made in the Nasdaq National Market or other over-the-counter market at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions. These shares may be sold by one or more of the following:

  •
  A block trade in which the broker or dealer will attempt to sell shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

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  Purchases by a broker or dealer as principal and resale by a broker or dealer for its account using this prospectus.

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  Ordinary brokerage transactions in which the broker does not solicit purchasers and transactions in which the broker does solicit purchasers.

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  Transactions directly with a market marker.

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  In privately negotiated transactions not involving a broker or dealer.

Each sale may be made either at market prices prevailing at the time of the sale, at negotiated prices, at fixed prices which may be changed, or at prices related to prevailing market prices.

        The selling stockholders will act independently of Quixote in making decisions with respect to the timing, manner and size of each sale.

        Brokers or dealers engaged by either of the selling stockholders to sell the shares may arrange for other brokers or dealers to participate. Brokers or dealers engaged to sell the shares will receive compensation in the form of commissions or discounts in amounts to be negotiated immediately before each sale. These brokers or dealers and any other participating brokers or dealers may be determined to be underwriters within the meaning of the Securities Act of 1933. We will receive no proceeds from any resales of the shares offered by this prospectus, and we anticipate that the brokers or dealers, if any, participating in the sales of the shares will receive their usual and customary selling commissions.

        Some persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. The selling stockholders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. All of the foregoing may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

        The selling stockholders may enter into hedging transactions. Persons with whom they enter into hedging transactions may engage in short sales of our common stock. The selling stockholders may engage in short sales of our common stock and transactions involving options, swaps, derivatives and other transactions involving our securities or its investments in those securities, and may sell and deliver the shares covered by this prospectus under agreements to undertake these transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions that may resell those shares. The selling stockholders may pledge their shares to secure borrowings. Upon delivery of the shares or a default by a selling stockholder, the broker-dealer or financial institution may offer and sell the pledged shares.

        Selling stockholders may resell all or a portion of their shares in open market transactions in reliance upon available exemptions under the Securities Act including a reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of one of these exemptions. The selling stockholders may decide not to sell all or a portion of the shares offered under this prospectus.

        A selling stockholder may from time to time pledge or grant a security interest in some or all of the common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

        To comply with the securities laws of some states, if applicable, the shares will be sold in those states only through brokers or dealers. The shares may not be sold in some states unless they have been registered or qualified for sale in those states or an exemption from registration or qualification is available and is complied with.

        If necessary, the specific shares of our common stock to be sold, the name of the selling stockholder, the purchase and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts will be disclosed in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

        We entered into a registration rights agreement as a requirement of the agreement under which we purchased certain assets of Myers America and Myers/NuArt. The registration rights agreement requires us to register under applicable federal and state securities laws the shares of our common stock being offered in this prospectus. The registration rights agreement provides for cross-indemnification of the selling stockholders and useus and each party's directors, officers and controlling persons against liability for the offer and sale of the common stock, including liabilities under the Securities Act of 1933, and requires the parties to contribute to payments the other parties may be required to make. We have agreed to indemnify and hold harmless the selling stockholders from liability under the Securities Act of 1933.

        We will bear all expenses of the offering of the common stock, except that the selling stockholders will pay any applicable underwriting commissions and expenses, brokerage fees and transfer taxes, and the fees and disbursements of their counsel and experts.

        The selling stockholders are not restricted as to the price or prices at which they may sell the shares of our common stock offered under this prospectus. Sales of shares at less than the market price may depress the market price of our stock. Moreover, the selling stockholders are not restricted as to the number of shares which may be sold at any one time, and it is possible that a significant number of shares could be sold at the same time which may also depress the market price of our stock.

        We are permitted to suspend the use of this prospectus in connection with sales of the shares of our common stock offered under this prospectus by holders during periods of time under certain circumstances relating to pending corporate developments and public filings with the securities and exchange commission and similar events.

LEGAL MATTERS

        The validity of the shares of common stock offered pursuant to this prospectus will be passed upon by Joan R. Riley, Esq., General Counsel of Quixote. Ms. Riley beneficially owns, or has rights to acquire under Quixote's employee benefit plans, an aggregate of less than 1% of Quixote's common stock.

EXPERTS

        The financial statements of Quixote incorporated by reference in this prospectus and elsewhere in the registration statement by reference to the Annual Report on Form 10-K for the year ended June 30, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements, and other information with the Commission. You may read and copy any materials we file with the Commission at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information on its public reference rooms. The Commission also maintains an Internet Website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

        We maintain an internet website http://www.quixotecorp.com, at which you can access our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act. We make those filings available on our website as soon as reasonably practicable after such material is filed, or furnished, to the Securities and Exchange Commission.

        We have filed a registration statement on Form S-3 to register with the Commission the securities described herein. This prospectus is a part of that registration statement and constitutes a prospectus of Quixote. As allowed by Commission rules, this prospectus does not contain all the information that can be found in the registration statement or the exhibits to the registration statement.

INCORPORATION BY REFERENCE

        The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. In all cases, you should rely on the later information over comparable but earlier dated information included in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended:

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  Annual Report on Form 10-K for the year ended June 30, 2002 (including information specifically incorporated by reference into our Form 10-K from our definitive Proxy Statement) filed with the Commission on September 27, 2002.

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  Current Report on Form 8-K, filed with the Commission on April 24, 2003.

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  Current Report on Form 8-K, filed with the Commission on May 23, 2003.

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  Current Report on Form 8-K filed with the Commission on June 5, 2003.

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  Quarterly Report on Form 10-Q for the three-month period ended September 30, 2002, filed with the Commission on November 12, 2002.

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  Quarterly Report on Form 10-Q for the six-month period ended December 31, 2002, filed with the Commission on February 12, 2003.

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  Quarterly Report on Form 10-Q for the nine-month period ended March 31, 2003, filed with the Commission on May 12, 2003.

  •
  All documents subsequently filed by Quixote pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such documents.

  •
  All documents filed by Quixote after the date of filing the initial registration statement on Form S-3, of which this prospectus is a part, and prior to the effectiveness of such registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of such documents.

        On request we will provide at no cost to each person, including any beneficial owner who receives a copy of this prospectus, a copy of any or all of the documents incorporated in this prospectus by reference. We will not provide exhibits to any such documents, however, unless such exhibits are specifically incorporated by reference into those documents. Written or telephone requests for such copies should be addressed to Quixote's executive offices located at One East Wacker Drive, Chicago, Illinois 60601, Attention: Corporate Secretary, telephone number (312) 467-6755.

558,534 Shares

Quixote Corporation

Common Stock

Prospectus

                       , 2003

Part II

Information Not Required In Prospectus

Item 14.    Other Expenses of Issuance and Distribution.

        The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder. All such fees and expenses shall be borne by the undersigned company (the "Company").

Commission Registration Fee		$1,150.42
Legal Fees and Expenses		*
Accounting Fees and Expenses		*
Miscellaneous		*
Total	$	*

*
To be filed with a current Report on Form 8-K or an amendment to the registration statement.

Item 15.    Indemnification of Directors and Officers.

        Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware, or DGCL, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

        Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Subsection (d) of Section 145 of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by the majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

        Section 145 of the DGCL further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith and that such expenses may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL; that any indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized and ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted.

Item 16.    Exhibits and Financial Statement Schedules

(a)
Exhibits:
Exhibit Number	Description
3.1	Restated Certificate of Incorporation dated February 4, 1998 filed as Exhibit 3(a) to the Company's Form 10-Q Report for the quarter ended December 31, 1997, File No. 0-7903, and incorporated herein by reference; Certificate of Designation, Preferences and Rights of Series B Junior Participating Preferred Stock dated July 24, 1998, filed as Exhibit 1 to the Company's Form 8-A Registration Statement dated July 23, 1998, File No. 001-08123, and incorporated herein by reference.
3.2
Amended and Restated By-Laws of the Company as amended through February 24, 2000, filed as Exhibit 3(b) to the Company's Form 10-Q Report for the quarter ended March 31, 2000, File No. 0-7903, and incorporated herein by reference.
4.1
Rights Agreement dated as of July 24, 1998, between the Company and BankBoston, N.A, as Rights Agent, filed as Exhibit 1 to the Company's Form 8-A Registration Statement dated July 23, 1998, File No. 001-08123, and incorporated herein by reference.
5.1	Opinion of Joan R. Riley, Esq.
23.1	Consent of PricewaterhouseCoopers, LLP, independent accountants.
23.2	Consent of Joan R. Riley, Esq. (included in Exhibit 5.1)
24.1	Power of Attorney of certain directors and officers of Quixote.

Item 17.    Undertakings

(a)
The Company hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to its Certificate of Incorporation, Bylaws, by agreement or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d)
The Company hereby undertakes:

(1)
That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was effective.

(2)
That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on July 7, 2003.

QUIXOTE CORPORATION

By:	/s/ LESLIE J. JEZUIT Leslie J. Jezuit Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on July 7, 2003.

Signature	Title
/s/ LESLIE J. JEZUIT Leslie J. Jezuit	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
/s/ DANIEL P. GOREY Daniel P. Gorey	Vice President, Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer) and Director
/s/ JAMES H. DEVRIES James H. DeVries	Director
/s/ WILLIAM G. FOWLER William G. Fowler	Director
/s/ LAWRENCE C. MCQUADE Lawrence C. McQuade	Director
/s/ ROBERT D. VAN ROIJEN, JR. Robert D. van Roijen, Jr.	Director

Exhibit Index

Exhibit Number	Description
3.1
Restated Certificate of Incorporation dated February 4, 1998 filed as Exhibit 3(a) to the Company's Form 10-Q Report for the quarter ended December 31, 1997, File No. 0-7903, and incorporated herein by reference; Certificate of Designation, Preferences and Rights of Series B Junior Participating Preferred Stock dated July 24, 1998, filed as Exhibit 1 to the Company's Form 8-A Registration Statement dated July 23, 1998, File No. 001-08123, and incorporated herein by reference.
3.2
Amended and Restated By-Laws of the Company as amended through February 24, 2000, filed as Exhibit 3(b) to the Company's Form 10-Q Report for the quarter ended March 31, 2000, File No. 0-7903, and incorporated herein by reference.
4.1
Rights Agreement dated as of July 24, 1998, between the Company and BankBoston, N.A, as Rights Agent, filed as Exhibit 1 to the Company's Form 8-A Registration Statement dated July 23, 1998, File No. 001-08123, and incorporated herein by reference.
5.1	Opinion of Joan R. Riley, Esq.
23.1	Consent of PricewaterhouseCoopers, LLP, independent accountants.
23.2	Consent of Joan R. Riley, Esq. (included in Exhibit 5.1).
24.1	Power of Attorney of certain directors and officers of Quixote.

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TABLE OF CONTENTS
QUIXOTE CORPORATION
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
RISK FACTORS
USE OF PROCEEDS
SELLING STOCKHOLDERS
DESCRIPTION OF CAPITAL STOCK
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE
Part II Information Not Required In Prospectus
  Item 14. Other Expenses of Issuance and Distribution.
  Item 15. Indemnification of Directors and Officers.
  Item 16. Exhibits and Financial Statement Schedules
  Item 17. Undertakings
SIGNATURES
Exhibit Index